Exhibit 99.7

NEWS RELEASE

BearingPoint, Inc. Issues Statement Rejecting Possible Debenture Claims

McLean, Va., November 7, 2005 – BearingPoint, Inc. (NYSE:BE), a leading global management and technology consulting firm, announced today that it will reject as invalid and wholly without merit any acceleration notice that it may receive as early as tomorrow with respect to its Series A Convertible Subordinated Debentures or its Series B Convertible Subordinated Debentures.

In response to the possibility that acceleration notices will be submitted, BearingPoint issued the following statement:

“We have previously stated that we believe the September notices of default are invalid and completely without merit. Since the alleged notices of default are wholly defective, we believe that any related notice of acceleration is in turn without any basis whatsoever. Moreover, as to the substance of the claims, it is our view that under the plain language of the relevant indenture BearingPoint has complied fully with its obligations under the Series A and Series B Debentures with respect to SEC filings. The Company intends to vigorously oppose any attempt to enforce an acceleration notice and will evaluate holding the relevant parties liable for any damage to the Company and its investors resulting from such an invalid and improper action.”

As further background, on September 16, 2005, BearingPoint, Inc. disclosed that it had received purported notices of default from two law firms claiming to represent holders of the $250 million Series A Convertible Subordinated Debentures and the $200 million Series B Convertible Subordinated Debentures that were issued by the Company in December 2004 and January 2005. The law firms asserted that the Company was in default because it failed to make certain Securities and Exchange Commission filings in a timely fashion. At the time, the Company responded that these notices of default were invalid and completely without merit.

The 60-day period for the Company to cure any purported default by filing its 2004 Form 10-K and its Forms 10-Q for 2005 will expire at the close of business on Tuesday, November 8, 2005 with respect to the Series B Debentures and at the close of business on Monday, November 14, 2005 with respect to the Series A Debentures. Both law firms have informally indicated that they intend to submit notices of acceleration to the Company after the expiration of the purported cure periods. The notices of acceleration would likely demand that the Company repay the Series A and Series B Debentures immediately.

As indicated above, BearingPoint will reject any such claims and is filing a Form 8-K with the Securities and Exchange Commission relating to this matter.

Business and Systems Aligned. Business Empowered.

NEWS RELEASE

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE) is a leading global management and technology consulting firm, providing strategic consulting, application services, technology solutions and managed services to Global 2000 companies and government organizations. We help customers achieve results by identifying mission critical issues and implementing innovative and customized solutions designed to generate revenue, reduce costs and access the right information at the right time. Our proprietary research institute, the BearingPoint Institute, demonstrates the firm’s commitment to analyzing and responding to issues with a thoroughly researched and informed perspective. Based in McLean, Virginia, BearingPoint has been named as one of Fortune’s Most Admired Companies in America for three consecutive years. For more information, visit the Company’s website at www.BearingPoint.com.

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This press release contains forward-looking statements. Words such as “intends” “plans” “belief” and “view” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including an adverse court determination, changes in law, rules or regulations and other actions of parties adverse to the Company and its contractual rights with respect to the Company’s outstanding debt obligations.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
john.schneidawind@bearingpoint.com	debbie.mandeville@bearingpoint.com
(703) 747-5853	(508) 549-5207